SCHEDULE 14C INFORMATION

           Proxy Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

|_|  Preliminary Information Statement
|_|  Confidential, for Use of the Commission Only
      (as permitted by Rule 14c-5(d)(2)
|X|  Definitive Information Statement

                          INTERNET PICTURES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.

|_|      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
               -----------------------------------------------------------------
          (2)  Aggregate number of securities to which transaction applies:
               -----------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               -----------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:
               -----------------------------------------------------------------
          (5)  Total fee paid:
               -----------------------------------------------------------------

|_|            Fee paid previously with preliminary materials:
               -----------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
             -------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:
             -------------------------------------------------------------------
         (3) Filing Party:
             -------------------------------------------------------------------
         (4) Date Filed:
             -------------------------------------------------------------------

         INTERNET PICTURES CORPORATION

                            1009 Commerce Park Drive
                           Oak Ridge, Tennessee 37830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            to be held on May 6, 2003

To the Stockholders of
         INTERNET PICTURES CORPORATION:

The 2003 annual meeting of stockholders of Internet Pictures Corporation ("iPIX") will be held at the Park Vista Hotel located at 939 Ridge Lake Blvd., Memphis, Tennessee 38120 on May 6, 2003, starting at 9:00 a.m. Central Daylight Time.

At the annual meeting, the following proposals will be voted on:

   1. Election of Directors. Holders of shares of iPIX's Series B Preferred Stock will elect two Class I directors to serve until the 2006 annual meeting of stockholders; and

   2. Other Business. All stockholders will transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

Only stockholders who own shares of our common stock at the close of business on April 11, 2003 and holders of our Series B Preferred Stock are entitled to notice of and to vote at the annual meeting. You may only vote in person at the annual meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We have enclosed with this Notice of Annual Meeting, an information statement and a copy of our annual report to stockholders. Our annual report is not a part of this information statement.

                                           By order of the Board of Directors,


                                           /s/ Paul Farmer
                                           -----------------------------
                                           Paul A. Farmer
                                           Secretary
April 17, 2003

                          INTERNET PICTURES CORPORATION
                            1009 Commerce Park Drive
                           Oak Ridge, Tennessee 37830

--------------------------------------------------------------------------------

          INFORMATION STATEMENT FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------

         This information statement is provided to stockholders of Internet Pictures Corporation in connection with the annual meeting of stockholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at the Park Vista Hotel located at 939 Ridge Lake Boulevard, Memphis, Tennessee on May 6, 2003. The meeting will begin at 9:00 a.m. Central Daylight Time.

         This information statement and our annual report will be mailed to all stockholders on or about April 21, 2003. Our annual report is not a part of this information statement.

         Unless otherwise indicated, all references in this information statement to "common stock" include not only our common stock which is listed on the Nasdaq SmallCap Market, but our Class B common stock as well, which has the same voting rights as our common stock, but is not publicly traded. All references to preferred stock in this information statement refer to our Series B Preferred Stock, which is not publicly traded and has not been registered with any federal or state securities commission.

--------------------------------------------------------------------------------

                      Information about the Annual Meeting

--------------------------------------------------------------------------------

When is the annual meeting?

     Tuesday, May 6, 2003, 9:00 a.m. Central Daylight Time.

Where will the annual meeting be held?

     The Park Vista Hotel located at 939 Ridge Lake Blvd., Memphis, Tennessee 38120.

What items will be voted upon at the annual meeting?

     Holders of our Series B Preferred Stock will vote to elect two Class I directors to serve until the 2006 annual meeting of stockholders.

     All Stockholders present may vote on such other business as may properly come before the annual meeting or any adjournment of the annual meeting. We do not know of any other matters that will be considered at the annual meeting.

Who can vote?

     Only holders of record of our common stock at the close of business on April 11, 2003 and holders of our Series B Preferred Stock will be entitled to notice of and to vote at the annual meeting and any adjournments of the annual meeting. Holders of common stock are entitled to one vote for each share of common stock held on that date. Holders of our Series B Preferred Stock are entitled to vote on all matters submitted to the holders of common stock on an as-converted basis and on all matters submitted to the holders of Series B Preferred Stock as a separate class. As of April 11, 2003, there were 6,812,955 shares of common stock outstanding and entitled to vote. As of April 11, 2003, there were 1,115,081 shares of our Series B Preferred Stock outstanding, which shares are convertible into 10,267,096 shares of common stock. As a group, the holders of our Series B Preferred Stock have a total of 10,267,096 votes that can be cast at the annual meeting.

How do I vote?

You may only vote your shares by attending the annual meeting and voting upon any matters that are property brought before the meeting.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Are proxies being solicited?

     No. We may solicit proxies from our preferred stockholders. In that instance, we will pay the cost of preparing, printing and mailing material in connection with the solicitation of proxies from the holders of Series B Preferred Stock. In addition to solicitation by mail, our officers, directors and regular employees, may make solicitations personally and by telephone or otherwise. We have retained Morrow and Company to assist us in the mailing of this information statement for a fee of $1,500, plus reasonable out-of-pocket expenses.

How many votes are required to elect the nominations for directors?

     If a quorum is present at the annual meeting, the director nominees will be elected by a plurality of the preferred stockholder votes cast in person or by proxy at the annual meeting.

What constitutes a "quorum" for the annual meeting?

     A majority of the outstanding shares of iPIX common stock entitled to vote at the annual meeting and the outstanding shares of Series B Preferred Stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You will be considered part of the quorum if you are present at the meeting.

When are stockholder proposals for the 2004 annual meeting due?

     To be considered either for inclusion in the proxy materials solicited by the directors for the 2004 annual meeting or for consideration by the stockholders at the 2004 annual meeting, proposals by stockholders must be received by us, at the attention of our corporate secretary, 3160 Crow Canyon Road, Fourth Floor, San Ramon, California 94583, no later than December 13, 2003. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------

                               Board of Directors

--------------------------------------------------------------------------------

     The board has nominated David M. Wilds and Gregory S. Daily to serve as Class I directors. If either of the nominees is not available to serve as a director at the time of the annual meeting (an event which we do not now anticipate), holders of our Series B Preferred Stock will be asked to vote for the election of another person that the board may designate, unless the board, in its discretion, reduces the number of directors. The remaining members of the board (Class II and Class III directors) will continue as members of the board until their respective terms expire, as indicated below.

     The amended and restated certificate of designation which fixes the relative rights, preferences and limitations of the Series B Preferred Stock provides that our board of directors shall consist of seven members, four of whom are elected by the holders of the Series B Preferred Stock voting as separate class, and three of whom are elected by the holders of the common stock, voting as a separate class. Holders of our Series B Preferred Stock will vote as a separate class for the election of Messrs. Wilds and Daily. Information about the two individuals nominated as directors and the remaining members of the board is provided below.

Nominees for Election -- Class I Directors -- Terms Expiring 2006

     Gregory S. Daily, 44, has been a director of iPIX since October, 2001. Mr. Daily has been the chief executive officer of iPayment Technologies, Inc. a Nashville, Tennessee based credit card processing company since January 2001.

From 1999 to January 2001, Mr. Daily was an independent consultant. From 1984 to 1999, Mr. Daily was president of PMT, Inc., a Nashville, Tennessee based credit card processing company. Mr. Daily is a director and serves on the audit committee of Private Business, Inc. Mr. Daily holds a bachelor's of arts degree from Trevecca Nazarene University.

     David M. Wilds, 62, has been a director of iPIX since September, 2001 and has been chairman of the board of iPIX since January, 2002. Mr. Wilds currently serves as managing partner of First Avenue Partners, L.P., a private equity partnership, a position he has held since 1998. From 1995 to 1998, Mr. Wilds was president of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as chairman of the board of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds is a director of Dollar General Corporation. Mr. Wilds holds a bachelor's of arts degree from Vanderbilt University and a master's degree in business administration from Emory University.

Incumbent Directors -- Class II Directors -- Terms expiring 2004

     Laban P. Jackson, Jr., 60, has been a director of iPIX since January 2000. Mr. Jackson served as a director of Interactive Pictures Corporation from January 1989 until January 2000. Since January 1989, Mr. Jackson has served as chairman of Clear Creek Properties, a real estate development company. Mr. Jackson is a director and serves on the audit committee of BankOne Corporation and is a director of Gulf Stream Home and Garden, Inc. Mr. Jackson is a graduate of the United States Military Academy.

     Donald W. Strickland, 53, has been a director of iPIX since May 2001. Mr. Strickland has been the chief executive officer of iPIX since May 2001 and was our president from October 2000 to May 2001. From April 2000 to October 2000, Mr. Strickland served as our executive vice president. Prior to joining us, Mr. Strickland was president and chief executive officer of PictureWorks Technology, Inc. from March 1996 until March 2000. From June 1993 until March 1996, Mr. Strickland held the position of vice president, imaging and publishing at Apple Computer. Prior to joining Apple in June 1993, Mr. Strickland spent twenty years at Eastman Kodak Company where he held a succession of positions in engineering, sales, marketing and executive management. Mr. Strickland holds several degrees including a bachelor's degree in physics from Virginia Tech, a master's degree in physics from the University of Notre Dame, a master's degree in optics from the University of Rochester, a master's degree in management from the Stanford Sloan School of Management and a law degree from George Washington University.

     Andrew P. Seamons, 33, has been a director of iPIX since December 2001. Since October 2002, Mr. Seamons has been a partner of Pittco Capital Partners, LLC, a private investment firm. From September 2000 to October, 2002. Mr. Seamons served as a partner of Paradigm Capital Partners, LLC. From October 1999 to September 2000, Mr. Seamons served as a vice president of Lending Tree, Inc., a North Carolina based Internet lending marketplace, where he served as general manager for that company's business to business services organization. From July 1992 to October 1999, Mr. Seamons worked at McKinsey & Company. Mr. Seamons also serves on the board of directors of Memphis Networx, a Paradigm portfolio company and Qcept Technologies, a Pittco Capital Partners portfolio company. Mr. Seamons holds a master's degree in business administration from the Harvard Business School and a bachelor's of science degree in electrical engineering from Duke University.

Incumbent Directors -- Class III Directors -- Terms Expiring 2005

     Thomas M. Garrott, 65, has been a director of iPIX since May 2001. Mr. Garrott currently serves as chairman of the executive committee of the board of directors of National Commerce Financial Corporation and served as chairman of the board from July, 2000 until January, 2003. Mr. Garrott also served as chairman, president and chief executive officer of National Commerce Financial Corporation (formerly National Commerce Bancorporation) from July, 1998 to July, 2000. Mr. Garrott served as chairman and chief executive officer of National Bank of Commerce from May 1993 to July 1998. Mr. Garrott holds a master's degree from the University of Pennsylvania, Wharton School of Finance, where he also serves on the Wharton Graduate Executive Board, and a bachelor's degree from Vanderbilt University, where he also serves on the Advisory Board of the Owen Graduate School of Management. Mr. Garrott also serves as a trustee for Rhodes College.

     Michael D. Easterly, 56, has been a director of iPIX since January 2000. Mr. Easterly served as a director of Interactive Pictures Corporation from December 1999 to January 2000. Since 1994, Mr. Easterly has been chairman and is chief executive officer of Legacy Investment Group, Inc. and its broker-dealer subsidiary, Legacy Securities Corporation. Mr. Easterly is also chairman and chief manager of Legacy Lodging, L.L.C. Mr. Easterly is a member of the board of governors of The Wellington Group, LLC, a developer and operator of assisted living facilities and is a trustee and officer of Georgia State University
Foundation. Mr. Easterly holds a bachelor's of science degree from the University of Tennessee and a master's degree in business administration from Georgia State University.

--------------------------------------------------------------------------------

                    Information about the Board of Directors

--------------------------------------------------------------------------------

Role of the Board

     Pursuant to Delaware law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for the overall performance and direction of iPIX, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly and through discussions with our executive officers.

Board Structure

     Our board of directors consists of seven members, four of whom are elected by the holders of our Series B Preferred Stock and three of whom are elected by the holders of our common stock. Our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of the stockholders. Messrs. Wilds and Daily have been nominated for terms expiring in 2006.

2002 Board Meetings

     In 2002, the board met 11 times. No director attended less than 75% of all of the combined total meetings of the board and the committees on which they served in 2002.

Board Committees

         Audit Committee

     The  audit  committee  of the  board  of  directors  assists  the  board in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process; (ii) the
Company's systems of internal accounting and financial controls; (iii) the performance of the internal audit function; (iv) the Company's annual independent audit of its financial statements, the engagement of the independent auditors and the evaluation of the independent auditor's qualifications, independence and performance; and (v) the fulfillment of other responsibilities set out in its charter The audit committee consists of Messrs. Jackson, Garrott and Seamons. The audit committee met eight times during 2002 and held informal teleconference meetings throughout the year as deemed necessary. The audit committee operates under a written charter adopted by our board of directors.

         Compensation Committee

     The compensation committee of the board of directors (i) reviews and recommends to the board the compensation and benefits of our executive officers;
(ii)  administers  our stock option plans and employee  stock purchase plan; and
(iii) establishes and reviews general policies relating to compensation and employee benefits. The compensation committee consists of Messrs. Daily and Easterly. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company. In 2002, the compensation committee met one time and held informal teleconference meetings throughout the year as deemed necessary.

         Executive Committee

     The Executive Committee of the board of directors may exercise all or any of the authority of the board of directors in the management of the business and affairs of our company, except as limited by Delaware law. The Executive Committee in 2002 consisted of Messrs. Garrott, Strickland and Wilds. The
Executive Committee did not formally meet in 2002, but held informal teleconference meetings throughout the year as deemed necessary. The Executive Committee for 2003 consists of Messrs. Seamons, Strickland and Wilds.

         Nominating Committee

     The nominating committee of the board of directors will nominate candidates to stand for election to the board of directors of iPIX in the future. The nominating committee consists of Messrs. Seamons, Strickland and Wilds. The nominating committee met once in 2002 to nominate the class of directors elected at the annual meeting of stockholders held in 2002. The nominating committee will consider director candidates recommended by stockholders. Any recommendations may be sent to the secretary of the company. A copy of the bylaw procedural requirements regarding nominations may be obtained by writing in care of the secretary at the addressed provided in the section entitled "Other Matters."

Director Compensation

     Directors do not receive cash compensation for their service as members of the board of directors, although they are reimbursed for expenses in connection with attendance at board and committee meetings. Additional compensation is not provided for committee participation or special assignments of the board of directors. Each of our outside directors received an option to purchase 27,500 shares of our common stock in 2001, no options in 2002 and 27,500 in January 2003. The exercise price of the options is the fair market value of the common stock on the date of grant, and each option has a term of ten years and becomes exercisable immediately. From time to time, our directors may to receive additional grants of options to purchase common stock.

--------------------------------------------------------------------------------

                  Beneficial Ownership of iPIX Common Stock of
                Principal Stockholders, Directors and Management

--------------------------------------------------------------------------------

     The table below shows the amount of our common stock  beneficially owned by
(a) each stockholder known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors and named executive officers and (c) all current directors and executive officers as a group. Unless otherwise stated, the address for each person in the table is 1009 Commerce Park Drive, Oak Ridge, Tennessee, 37830.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and includes voting or investment power with respect to the shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying options or warrants exercisable within 60 days of April 1, 2003, but excludes shares of common stock underlying options held by other persons. We are presenting ownership information as of April 1, 2003.

    Name and Address                      Number of Shares       Percentage
   of Beneficial Owner                    Beneficially Owned    of Shares(%)

  Image Investor Portfolio                  8,091,825(1)           54.3
  Memphis Angels, LLC                       8,091,825(1)           54.3
  Paradigm Capital Equity
   Partners, LLC                             8,091,825(1)           54.3
  Paradigm Holdings                         8,091,825(1)           54.3
  Frank A McGrew, IV                        8,091,825(1)           54.3
    6410 Poplar Ave.,
    Memphis Tennessee, 38119
  eBay Inc.                                   980,750(2)           12.6
    2145 Hamilton Ave.
    San Jose, CA 95125
  First Avenue Partners, L.P.               1,611,312(3)           19.1
    138 Second Ave, N.
    Suite 200
    Nashville, TN 37201
  Donald W. Strickland                        360,348(4)             *
  Paul A. Farmer                              216,656(5)             *
  Matthew S. Heiter                           200,482(6)             *
  Sarah F. Pate                               254,285(7)             *
  Michael D. Easterly                          31,198(8)             *
  Laban P. Jackson, Jr.                        72,500(9)             *
  Andrew P. Seamons                            27,500(9)             *
  Thomas M. Garrott                            27,500(9)             *
  David M. Wilds                         1,638,812(3)(9)           19.4
  Gregory S. Daily                            124,676(9)             *
  All directors and executive
   officers                                 2,953,957(10)          30.3
    as a group (9) persons

*  Less than one percent


(1) Based upon a Schedule 13D filed by Image Investor Portfolio, Memphis Angels, LLC, Paradigm Capital Equity Partners, LLC, Paradigm Holdings, and Mr. McGrew on October 2, 2001, each of these persons beneficially owns 8,091,825 shares of common stock, consisting of shares issuable upon conversion of (i) 628,830 shares of Series B preferred stock; and (ii) 250,000 shares of Series B Preferred Stock underlying the Tranche A warrants issued on May 14, 2001. Each share of Series B preferred stock is convertible into 9.2075 shares of common stock. All of the shares are held or may be acquired by Image Investor Portfolio, a separate series of Memphis Angels, LLC, a Delaware limited liability company, of which Paradigm Capital Equity Partners, LLC, a Delaware limited liability company, is the manager, of which Paradigm Holdings, a Delaware general partnership, is the managing member, of which Mr. McGrew is the managing partner. Mr. McGrew exercises shared voting and dispositive power over all of the common stock, Series B preferred stock and warrants held by Image Investor Portfolio. Mr. McGrew expressly disclaims beneficial ownership of, and pecuniary interest in, any of our securities.


(2) Based upon a Schedule 13G filed by eBay Inc. on October 4, 2001 and includes shares of common stock issuable upon the conversion of 100,000 shares of Series B Preferred Stock and 60,000 shares of common stock issuable upon the exercise of warrants.


(3) Based upon a Schedule 13D filed by First Avenue Partners, L.P. on October 9, 2001 and includes shares of common stock issuable upon the conversion of 175,000 shares of Series B Preferred Stock.


(4) Includes 2,219 shares held in trust for the benefit of Mr. Strickland's children and 358,129 shares of common stock issuable upon the exercise of stock options.


(5) Includes 216,656 shares of common stock issuable upon the exercise of stock options.


(6) Includes 185,814 shares of common stock issuable upon the exercise of stock options.


(7) Includes 496 shares held in trust for the benefit of Ms. Pate's children and 253,789 shares of common stock issuable upon the exercise of stock options.


(8) Includes 31,198 shares of common stock issuable upon the exercise of stock options.


(9) Includes 27,500 shares of common stock issuable upon the exercise of stock options.


(10) Includes shares of common stock issuable conversion of 175,000 shares Series B Preferred Stock and 1,183,086 shares of common stock issuable upon the exercise of stock options.

--------------------------------------------------------------------------------

                             Executive Compensation

--------------------------------------------------------------------------------

     The table below sets forth summary compensation information for each of the last three fiscal years with regard to each person who served as our chief executive officer during 2002 and our most highly compensated executive officers who are referred to as named officers.

Summary  Compensation Table


                                                                                                         Long-Term
                                                                                                       Compensation
                                                                   Annual Compensation          ----------------------
                                                              --------------------------------  Restricted
         Name and Principal Position                                            Other Annual      Stock    Securities    All Other
                                                               Salary     Bonus Compensation      Awards    Underlying  Compensation
                                                      Year      ($)       ($)         ($)        ($)(1)     Options        ($)
                                                      ----    -------   ------- ------------    ---------- -----------  ------------
        Donald W. Strickland                          2002    334,992      -     1,711 (2)           -           -       331,557 (4)
         President and Chief Executive Officer        2001    320,413      -     4,700 (2)        59,138       325,000        -
                                                      2000    194,385      -         -               -          25,000        -

        Paul A. Farmer (3)
                                                      2002    225,000    15,000     480 (2)          -            -           -
         Chief Financial Officer                      2001    112,500    37,500      -               -         250,000        -
                                                      2000       -         -         -               -            -           -

        Sarah F. Pate                                 2002    225,000   118,282    480 (2)           -          50,000        -
         Executive Vice President and                 2001    210,000   137,113      -            40,014       250,000        -
         General Manager - Transactions Group         2000    170,000   155,195      -               -                        -
                                                                                                                12,537

        Matthew S. Heiter                             2002    145,482    65,000     299 (2)          -            -           -
         Former Executive Vice President and          2001    252,504    85,000      -            94,571       175,000        -
         General Counsel                              2000    244,794      -         -               -                        -
                                                                                                                37,500

(1) In 2001, we implemented an "Option Exchange Program" that was open to all employees. These amounts reflect the value of the shares of restricted stock issued to the named officers who participated in the program.

(2) This amount consists of taxable income to the named executive for life insurance premiums we paid on behalf of the named executive.

(3)  Mr. Farmer joined us as chief financial officer in June, 2001.

(4) Represents forgiveness of a promissory note due from Mr. Strickland to us and associated income taxes. In September 1996, Mr. Strickland, the then president and chief executive officer of Pictureworks Technology, Inc., in connection with his employment agreement, purchased 39,339 shares of common stock of Pictureworks, in exchange for a full recourse promissory note in the amount of $126,000. We acquired Pictureworks in April 2000. Interest on the note accrued semiannually at a 6.74% annual rate. The note and accrued interest ($52,000) were forgiven effective January 2, 2002. We also made a one-time payment to the federal, state and local taxing authorities on Mr. Strickland's behalf of $153,557 to pay for all federal, state and local income and employment taxes with respect to the forgiveness of the loan.

    The table below sets forth information regarding stock option holdings held by the named officers as of December 31, 2002.

Stock Option Grants in the Fiscal Year ended December 31, 2002


                                                Individual Grants
                               --------------------------------------------------
                                            Percentage                            Potential Realizable Value At
                               Number of     of Total                             Assumed Annual Rates of Stock
                               Securities     Options                             Price Appreciation for Option
                                Underlying  Granted to   Exercise or                         Term(1)
                               Options     Employees in   Base Price   Expiration            -------
                Name           Granted      Fiscal 2002    ($/Share)      Date        5%($)        10%($)
        -------------------    ------------------------  ------------------------ ------------  ---------
        Donald W. Strickland       --           --           --           --           --            --

        Paul A. Farmer             --           --           --           --           --            --

        Matthew S. Heiter          --           --           --           --           --            --

        Sarah F. Pate            50,000       19.2%         $2.02       6/6/12       63,518       160,968


     (1) Assumes increases in the fair market value of the common stock of 5% and 10% per year from the exercise price over the terms of the options in compliance with the rules and regulations of the Securities and Exchange
Commission, and does not represent our estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values presented in the table.

Stock Option Exercise and Values for Fiscal Year ended December 31, 2002


                                                                   Number of Shares
                                                                      Underlying              Value of Unexercised
                                       Shares                   Unexercised Options at            In-the-Money
                                       Acquired                      FY-End, 2002            Options at FY-End, 2002
                                                            ----------------------------   ---------------------------
                                          on       Value
                      Name             Exercise  Realized     Exercisable  Unexercisable   Exercisable   Unexercisable
             ----------------------   --------------------  ----------------------------   -----------   -------------
             Donald W. Strickland(1)      -          -        349,910        15,115             -               -
             Paul A. Farmer(1)            -          -        198,245        51,575             -               -
             Matthew S. Heiter(1)         -          -        182,690        23,440             -               -
             Sarah F. Pate(1)             -          -        238,060        73,719             -               -


     (1) No officers exercised options in 2002 and none had in-the-money options at December 31, 2003.

Employment and Severance Agreements

     We have employment agreements with each of Mr. Strickland, Mr. Farmer and Mrs. Pate in order to assure their continued service. Mr. Heiter no longer serves as an executive of iPIX in accordance with the severance agreement described below.

     Donald W. Strickland. iPIX entered into an employment agreement with Mr. Strickland on July 1, 2001 which contains the terms of Mr. Strickland's employment with iPIX. The employment agreement provides that Mr. Strickland will serve as president and chief executive officer of iPIX until such time as either iPIX or Mr. Strickland terminates the employment agreement. The employment agreement provides that Mr. Strickland will receive a base salary of $335,000 per year and will be eligible for an annual bonus of up to fifty percent (50%) of his base salary. We may terminate Mr. Strickland's employment agreement with or without cause; however, if we terminate the agreement without cause, or if Mr. Strickland resigns for good reason, he is entitled to a severance payment equal to six (6) months of his annual base salary. In the event Mr. Strickland is terminated without cause or resigns for good reason within two (2) years of a change of control, Mr. Strickland is entitled to payment of six (6) months of his annual salary within ten (10) days of the change of control. This agreement replaces Mr. Strickland's previous employment agreement which provided for, among other things, severance of twelve (12) months of his annual base salary in such events.

     Paul A. Farmer. iPIX entered into an employment agreement with Mr. Farmer on July 1, 2001 which contains the terms of Mr. Farmer's employment with iPIX. The employment agreement provides that Mr. Farmer will serve as chief financial officer of iPIX until such time as either iPIX or Mr. Farmer terminates the employment agreement. The employment agreement provides that Mr. Farmer will receive a base salary of $225,000 per year and will be eligible for an annual bonus of up to fifty percent (50%) of his base salary. We may terminate Mr. Farmer's employment agreement with or without cause; however, if we terminate the agreement without cause, or if Mr. Farmer resigns for good reason, he is entitled to a severance payment equal to six (6) months of his annual base salary. In the event Mr. Farmer is terminated without cause or resigns for good reason within two (2) years of a change of control, Mr. Farmer is entitled to payment of six (6) months of his annual salary within ten (10) days of the change of control.

     Sarah F. Pate. iPIX entered into an employment agreement with Mrs. Pate on July 1, 2001 which contains the terms of Mrs. Pate's employment with iPIX. The employment agreement provides that Mrs. Pate will serve as Executive Vice President and General Manager of the Transactions Group of iPIX until such time as either iPIX or Mrs. Pate terminates the employment agreement. The employment agreement provides that Mrs. Pate will receive a base salary of $225,000 per year and will be eligible for an annual bonus of up to one-hundred percent (100%) of her base salary. We may terminate Mrs. Pate's employment agreement with or without cause; however, if we terminate the agreement without cause, or if Mrs. Pate resigns for good reason, she is entitled to a severance payment equal to six (6) months of her annual base salary. In the event Mrs. Pate is terminated without cause or resigns for good reason within two (2) years of a change of control, Mrs. Pate is entitled to payment of six (6) months of her annual salary within ten (10) days of the change of control.

     Matthew S. Heiter. Mr. Heiter resigned as our General Counsel and Executive Vice President effective as of May 31, 2002. Pursuant to a separation agreement, Mr. Heiter received all accrued salary and all accrued and unused vacation time earned through May 31, 2002. Mr. Heiter's employment agreement terminated upon the execution of the separation agreement. Additionally, Mr. Heiter is subject to a non-competition agreement.

Report of the Audit Committee

     The audit committee consists of three directors. Each member meets the independence and qualification standards required by the National Association of Securities Dealers, Inc. and at least one member also meets the proposed audit committee financial expert standard.

     The audit committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2002. The audit committee has also discussed with our independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as amended), and has discussed with the auditors the auditors' independence.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the SEC.

     In addition to retaining PricewaterhouseCoopers LLP, or PWC, to audit our consolidated financial statements for 2002, iPIX retained PWC and other accounting and consulting firms to provide advisory, auditing, and consulting services in 2002. We understand the need for PWC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PWC, our audit committee has restricted the non-audit services that PWC may provide to us primarily to tax services and audit services and determined that we would obtain non-audit services from PWC only when the services offered by PWC are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. These determinations are among the key practices adopted by the audit committee, effective January 1, 2003.

     The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC after January 1, 2003.
Specifically, the committee pre-approved the use of PWC for the following categories of non-audit service: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the committee also set a specific annual limit on the amount of such services which the company would obtain from PWC and required management to report the specific engagements to the committee on a quarterly basis, and also obtain specific pre-approval from the committee chairman for any engagement. These and other policies and procedures are detailed in the audit committee's written charter.

     The following summary discloses all of the fees billed and/or paid to PricewaterhouseCoopers LLP during 2002 for the following services:

Audit Fees. Fees to PricewaterhouseCoopers LLP for the year ended December 31, 2002 audit and the review of Forms 10-Q were approximately $325,000 of which an aggregate amount of approximately $252,000 was billed through December 31, 2002.

Audit-related Fees. PricewaterhouseCoopers LLP did not bill us in 2002 for audit-related services.

Tax Fees. Fees to PricewaterhouseCoopers LLP for tax services were approximately $54,000 of which an aggregate amount of approximately $74,000 was billed through December 31, 2002.

Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not bill us in 2002 for services relating to information technology, such as financial information systems design and implementation.

All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for non-audit and non-information technology services during 2002 were approximately $40,000.

     In the above table, in accordance with new SEC definitions and rules which iPIX elected to adopt for the 2003 fiscal year "audit fees" are fees iPIX paid PWC for professional services for the audit of iPIX's consolidated financial statements, included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed by PWC for assurance and related services that are reasonably related to the performance of the audit or review of iPIX's financial statements; "tax fees" are fees for tax compliance, tax advice, and tax planning; and "all other fees" are fees billed by PWC to iPIX for any services not included in the first three categories.

     Based on the audit committee's recommendation, the board reappointed PricewaterhouseCoopers LLP to serve as independent accountants and to audit our financial statements for 2002. The audit committee has reviewed the services provided by PricewaterhouseCoopers LLP during 2002 and the fees related to those services and has concluded that the provision of those services is compatible with maintaining Pricewaterhousecooper LLP's independence. Independent accountants for the current fiscal year will be appointed by the Board at its May 2003 meeting.

Audit  Committee,

         Andrew P. Seamons
         Thomas M. Garrott
         Laban P. Jackson, Jr.

Report of the Compensation Committee on Executive Compensation

     The following is a report of the compensation committee of the board of directors describing the compensation policies applicable to our executive officers during the fiscal year ended December 31, 2002. The compensation committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. It also makes recommendations to the board of directors concerning the granting of awards under our stock plans.

     For the fiscal year ended December 31, 2002, the process utilized by the compensation committee in determining executive compensation levels was based on competitive salary survey data previously obtained from Watson Wyatt, an independent compensation consulting firm and the subjective judgment of the compensation committee. Among the factors considered by the compensation committee were the recommendations of the chief executive officer with respect to the compensation of our key executive officers. However, the compensation committee made the final compensation decisions concerning those officers.

General Compensation Policy

     Our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the board to have a portion of each executive's compensation contingent upon our financial performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise,
(ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the board establishes from time to time and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

     The summary below describes in more detail the factors which we consider in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with us for business and executive talent and the incentives necessary to attract and retain qualified management. Base salary may be adjusted each year to take into account the individual's performance and to maintain a competitive salary structure.

Cash-Based Incentive Compensation

     Cash bonuses are awarded to executive officers based upon a performance based plan measured by their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as revenue growth, revenue diversification, earnings growth, expense reduction and improved gross margins.

Long-Term Incentive Compensation

     We have utilized our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder value. Awards under this plan take the form of stock options, restricted stock awards and stock purchase rights designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual's position, his or her performance and responsibilities as well as industry practices and standards. Long-term incentives granted in prior years and existing level of stock ownership are also taken into consideration.

     Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The number of awards granted to individual executives is based on demonstrated performance and independent survey data reflecting competitive market practice. Accordingly, the award grant will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of the common stock appreciates over the award term.

Compensation of the Chief Executive Officer

     Donald W. Strickland was appointed our chief executive officer in May 2001. The compensation committee determined Mr. Strickland's base salary after evaluating a number of factors, including Mr. Strickland's then current salary, salaries of chief executive officers of other public companies of similar size in the industry and Mr. Strickland's performance in general. Mr. Strickland's base salary in 2002 remained unchanged from 2001 at $335,000. We did not pay Mr. Strickland any cash bonuses in 2002. In September 1996, Mr. Strickland, the then president and chief executive officer of Pictureworks Technology, Inc., in connection with his employment agreement, purchased 39,339 shares of common stock of Pictureworks, in exchange for a full recourse promissory note in the amount of $126,000. We acquired Pictureworks in April 2000. Interest on the note accrued semiannually at a 6.74% annual rate. The note and accrued interest ($52,000) were forgiven effective January 2, 2002. We also made a one-time payment to the federal, state and local taxing authorities on Mr. Strickland's behalf of $153,557 to pay for all federal, state and local income and employment taxes with respect to the forgiveness of the loan.

Deductibility of Executive Compensation

     The compensation committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by us to each of our executive officers is expected to be below $1 million and the compensation committee believes that options granted under our stock option plans to these officers will meet the requirements for qualifying as performance-based, the compensation committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the compensation committee's policy to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax law. However, we may from time to time pay compensation to our executive officers that may not be deductible.

Compensation Committee,

Michael D. Easterly
Gregory S. Daily

Compensation Committee Interlocks and Insider Participation

     Messrs. Easterly and Daily served during fiscal year 2002 as members of the compensation committee of the board of directors. None of these persons are or have been an officer or employee of ours. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

    Performance Graph

     The graph below compares our performance since our initial public offering with the performance of the Nasdaq index and the ISDEX, an index featuring 50 publicly traded Internet companies with representation from twelve Internet sectors. It reflects an investment of $100.00 on August 25, 1999, the day our stock became publicly traded.

(Total Retrun to Stockholders Graph)


-----------------------------------------------------------------------------------------------------------------------------------
Total Return Analysis
                                8/25/1999         12/31/1999            12/31/2000            12/31/2001          12/31/2002
-----------------------------------------------------------------------------------------------------------------------------------
Internet Pictures Corp.          $100.00            $236.61               $13.84                 $ 3.01            $ 1.50
-----------------------------------------------------------------------------------------------------------------------------------
ISDEX                            $100.00            $167.83               $70.47                 $35.28            $21.04
-----------------------------------------------------------------------------------------------------------------------------------
Nasdaq Composite                 $100.00            $145.18               $88.14                 $69.58            $47.64
-----------------------------------------------------------------------------------------------------------------------------------

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.
--------------------------------------------------------------------------------

             Section 16(a) Beneficial Ownership Reporting Compliance

--------------------------------------------------------------------------------

     The federal securities laws require our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely on our review of the copies of these forms received by us or representations from certain reporting persons, we believe that SEC beneficial ownership reporting requirements for 2002 were met.

     Due to the complexity of the reporting rules, we have instituted procedures to assist our officers and directors with these obligations.

--------------------------------------------------------------------------------

                           Related Party Transactions

--------------------------------------------------------------------------------

     Persons who are directors, executive officers and affiliates of ours entered into the following transactions during fiscal year 2002.

     Transactions with Executive Officers

     In September 1996, Mr. Strickland, the then president and chief executive officer of Pictureworks Technology, Inc., in connection with his employment agreement, purchased 39,339 shares of common stock of Pictureworks, in exchange for a full recourse promissory note in the amount of $126,000. We acquired Pictureworks in April 2000. Interest on the note accrued semiannually at a 6.74% annual rate. The note and accrued interest ($52,000) were forgiven effective January 2, 2002. We also made a one-time payment to the federal, state and local taxing authorities on Mr. Strickland's behalf of $153,557 to pay for all federal, state and local income and employment taxes with respect to the forgiveness of the loan.

     Transactions with eBay Inc.

     Pursuant to a Visual Content Services Agreement dated April 19, 2000 (as amended), we provide eBay with image management services to eBay's online auction Web sites. Pursuant to that agreement, we issued eBay a warrant to purchase 60,000 shares of our common stock at an exercise price of $203.80 per share. The warrant expires on April 19, 2010. Under this agreement, we generated revenue of approximately $6,048,000 and $13,368,000 in 2001 and 2002, respectively.

     In 2001 and 2002, we sold to eBay, and eBay leased back to us, certain computer equipment utilized to provide image management services to eBay and other customers. The purchase price for the equipment was approximately $5,334,000. The transactions resulted in no gain or loss. Pursuant to lease schedules covering this equipment, we will pay eBay annual lease payments of approximately $1,897,000, $779,000 and $106,000 in 2003, 2004 and 2005,
respectively. In 2001 and 2002, we paid eBay approximately $194,000 and $2,373,000 respectively, pursuant to these lease schedules.


--------------------------------------------------------------------------------

                                  Other Matters

--------------------------------------------------------------------------------

     The board of directors knows of no matters other than those discussed in this information statement which will be presented at the annual meeting. However, if any other matters are properly brought before the annual meeting, if a quorum is present, those stockholders present will be afforded the opportunity to vote on the matter in their discretion.

     We will mail without charge, a copy of our annual report on Form 10-K, including any amendments, for the year ended December 31, 2002, as filed with the SEC. Requests for a copy of the Form 10-K should be directed to Internet Pictures Corporation, 3160 Crow Canyon Road, Fourth Floor, San Ramon, California 94583, Attention: Investor Relations; (925) 242-4002.


                                 BY ORDER OF THE BOARD OF DIRECTORS

                                /s/   Paul A. Farmer
                                -----------------------------------
                                Paul A. Farmer
                                Secretary